SECOND AMENDMENT TO RIGHTS AGREEMENT

        THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of the 23rd day of November, 2004, by and among Starcraft Corporation, an Indiana corporation (the “Corporation”) and Computershare Investor Services, Inc. (the “Rights Agent”).

RECITALS

1.	The Corporation and the Rights Agent are parties to the Rights Agreement, dated as of August 12, 1997 (the “Agreement”).

2.	The Board of Directors of the Corporation has considered, approved and authorized a transaction with Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) providing for the merger of a subsidiary of Quantum (the “Acquisition Subsidiary”) with and into the Corporation (the “Merger”) and the related draft Agreement and Plan of Merger (the “Merger Agreement”).

3.	Certain shareholders of the Corporation desire to enter into voting agreements with Quantum and the Acquisition Subsidiary agreeing to vote in favor of the Merger and the transactions contemplated by the Merger Agreement (the “Voting Agreements”), and the Board of Directors has approved the Voting Agreements.

4.	The Board of Directors has authorized the officers of the Corporation to take such steps as they deem necessary or advisable to amend the Agreement to cause it not to apply to the Merger, the Voting Agreements and the transactions contemplated by the Merger Agreement, and to ensure that Quantum (either alone or with others) will not be deemed an Acquiring Person (as defined in the Rights Agreement) and that no Distribution Date (as defined in the Rights Agreement) will occur as a result thereof.

5.	Pursuant to Section 27 of the Agreement, the Corporation and the Rights Agent may supplement or amend the Agreement in accordance with the provisions of Section 27 of the Agreement.

6.	The Corporation now desires to amend the Agreement as set forth in this Amendment and deems such amendment to be necessary and desirable.

7.	The Board of Directors has directed the Rights Agent to join in this Amendment.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. AMENDMENTS Section 1.1 Quantum. Section 1 of the Agreement shall be amended by adding new paragraphs (p) and (q) at the end thereof as follows:

“(p) ‘Quantum’ shall mean Quantum Fuel Systems Technologies Worldwide, Inc.

(q) ‘Quantum Transaction’ shall mean the proposed merger of a subsidiary of Quantum with and into the Corporation on the terms and subject to the conditions of the Agreement and Plan of Merger authorized and adopted by the Board of Directors of the Corporation by resolutions adopted at its meeting held on November 22, 2004, the related voting agreements between certain shareholders of the Corporation and Quantum proposed to be entered into in connection with the proposed merger and authorized and approved by the Board of Directors by resolutions adopted at such meeting, the transactions and agreements contemplated therein and any other form or terms of such proposed business combination that receives the favorable recommendation and authorization of the Board of Directors of the Corporation.”

        Section 1.2 Quantum not an Acquiring Person. Section 1(a) of the Agreement (the definition of “Acquiring Person”) is hereby amended by deleting the period at the end thereof and adding the following to the end thereof:

“;provided, however, that Quantum shall not be considered an ‘Acquiring Person’ hereunder in connection with, and only in connection with, the Quantum Transaction.”

        Section 1.3 Quantum not an Adverse Person. Section 1(b) of the Agreement (the definition of “Adverse Person”) is hereby amended by deleting the period at the end thereof and adding the following to the end thereof:

“;provided, however, that Quantum shall not be considered an ‘Adverse Person’ hereunder in connection with, and only in connection with, the Quantum Transaction.”

        Section 1.4 Certain Persons as Related Persons. Section 1(m) of the Agreement (the definition of “Related Person”) is hereby amended by deleting the period at the end thereof and adding the following to the end thereof:

“;provided, further, that each of Kelly L. Rose, Jeffrey P. Beitzel, Douglass C. Goad and Richard C. Anderson, and any group formed or alleged to be formed among any or all of such persons and Quantum in connection with the Quantum Transaction shall be a ‘Related Person’.”

        Section 1.5 Certain Sections Not Applicable.

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(a) Section 11(a)(ii)(C) is hereby amended by adding the following at the end thereof, before “, or”:

“; provided, further, that this clause (C) shall not apply to Quantum in connection with, and only in connection with, the Quantum Transaction”

(b) Section 13 of the Agreement is hereby amended by adding a new paragraph at the end thereof as follows:

“This Section 13 shall not apply to the Quantum Transaction.”

Section 1.6 Conversion of Rights Upon Quantum Transaction. Section 24 shall be amended to add a new subsection (f) as follows:

“(f)	Upon consummation of the Quantum Transaction, the Rights (being defined as part of the “Company Common Stock” and “Shares” to be canceled and converted as provided in the Agreement and Plan of Merger for the Quantum Transaction) shall be so canceled and converted, and shall thereupon no longer be issued or outstanding.”

ARTICLE 2. CERTIFICATION AND DIRECTION TO RIGHTS AGENT.

        Section 2.1Compliance Certification. The Corporation certifies that this Amendment complies with Section 27 of the Agreement and is otherwise authorized and permitted by the Rights Agreement.

        Section 2.2 Direction. The Corporation hereby directs the Rights Agent to execute and deliver this Amendment.

ARTICLE 3. MISCELLANEOUS

        Section 3.1Agreement Amended; Conflict. The Agreement is hereby amended by making this Amendment a part thereof, effective as of the date of this Amendment. This Amendment shall control in the event of any inconsistency or conflict with the provisions hereof and the other provisions of the Agreement. The parties ratify the Agreement, as amended by this Amendment.

        Section 3.2Successors. All the covenants and provisions of this Amendment by or for the benefit of the Corporation or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

        Section 3.3Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person or corporation other than the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

        Section 3.4Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 3.5Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        Section 3.6Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

CORPORATION: Starcraft Corporation, an Indiana corporation By: /s/ Joseph E. Katona ———————————————————— Joseph E. Katona Chief Financial Officer

RIGHTS AGENT: Computershare Investor Services, Inc.
By: /s/ Blanche Hurt ————————————————————
Printed: Blanche Hurt ————————————————————
Title: Secretary ————————————————————

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